Exhibit 99.1

Linkhome Holdings Inc. Announces Lock-Up Extension by Principal Shareholders

IRVINE, California, Jan. 21, 2026 (GLOBE NEWSWIRE) -- Linkhome Holdings Inc. (“Linkhome” or the “Company”), an AI-powered real estate technology company, today announced that its principal shareholders have entered into agreements with the Company to extend their lock-up restrictions until July 24, 2026. This extension follows the original six-month lock-up period established in connection with the Company’s initial public offering.

The principal shareholders participating in the lock-up extension collectively hold approximately 8.07 million shares of the Company’s issued and outstanding common stock. Pursuant to the terms of the lock-up agreements, these shareholders are prohibited from, directly or indirectly, selling, transferring, or otherwise disposing of the Company’s common stock, or any securities exercisable for, exchangeable for, or convertible into common stock, without the Company’s prior written consent, until July 24, 2026.

This lock-up extension reflects the continued long-term confidence and support of the Company’s founder, principal shareholders, and management team as Linkhome executes on its strategic initiatives and advances its growth across key real estate and financial technology markets.

“We are grateful to our principal shareholders for their ongoing support and shared commitment to Linkhome’s long-term vision,” said Bill Qin, Chief Executive Officer of Linkhome Holdings Inc. “This voluntary lock-up extension provides a strong foundation as we continue to scale our AI-driven real estate platform and work to deliver sustainable value to our shareholders.”

About Linkhome Holdings Inc.

Linkhome Holdings Inc. is an AI-driven real estate technology company focused on transforming the way people search for, purchase, and finance homes. Through its proprietary artificial intelligence platform, Linkhome integrates real estate search, transaction services, and financial technology solutions to enhance efficiency, transparency, and accessibility across residential real estate markets. The Company is committed to leveraging advanced technology to create long-term value for consumers, partners, and shareholders.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” as defined under the federal securities laws. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy, and financial needs. Investors can identify forward-looking statements by words such as “believe,” “plan,” “expect,” “intend,” “should,” “seek,” “estimate,” “will,” “aim,” and “anticipate,” or other similar expressions in this press release. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent events or circumstances, or changes in its expectations, except as required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure investors that such expectations will prove to be correct. Actual results may differ materially from those anticipated, and investors are encouraged to review other factors that may affect the Company’s future results, as discussed in the Company’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

For further information, please contact:

Investor Relations

Linkhome Holdings Inc.
Edward Frost
Email: ir@linkhome.com
Phone: 800-680-9158